July 14, 2014

Mr. John Wilson

Chief Executive Officer

Bond Laboratories, Inc.

4509 S. l 43rd Street, Suite 1

Omaha, NE 68137

Re: Second Amendment to the Employment Agreement dated December 31, 2009

Dear John:

This letter shall constitute an amendment (the “Amendment”) to the Employment Agreement, dated December 31, 2009, as amended, dated April 13, 2012 (the “Agreement”) by and between FitLife Brands, Inc. (the “Company”) and you (“you” or the “Executive”), and shall modify the Agreement, as expressly set forth below.  In the event of any conflict between the terms and provisions of this Amendment and the Agreement, the terms of this Amendment shall govern.

In connection with this Amendment, as additional consideration for the Amendment, the Company shall issue you 100,000 shares of the Company's common stock, which shares shall be restricted, under the terms of the Company’s 2010 Equity Incentive Plan (“Shares”), which Shares shall vest ratably over a three year period beginning July 1, 2015.

In consideration for the foregoing, and other good and valuable consideration, the Company and you agree to amend the Agreement as follows:

Section 3(a) of the Agreement shall be replaced in its entirety with the following:

“Effective July 1, 2014 through the Termination Date, the Executive's salary shall be $265,000 per annum (the “Salary”), which Salary shall be payable in regular installments in accordance with the Company's general payroll practices and subject to withholding and other payroll taxes.  Upon the execution of the Amendment by both parties, the Executive shall be entitled to receive an annual cash bonus equal to $50,000 payable (i) $25,000 in the event the Company achieves a 10% percent increase in revenue (net of any revenue attributable to any acquisitions) measurable from the period July 1, 2014 to July 1, 2015 and each year thereafter; and (ii) $25,000 in the event of the consummation of an acquisition approved by the Board of Directors of the Company during the applicable measuring period.  The Salary paid to Executive shall include all perquisites previously paid to Executive as additional compensation under the Agreement (including automobile and healthcare allowances, athletic club membership, home internet access, and other allowances and benefits), the payment for which shall terminate effective June 30, 2014.  Notwithstanding the above, Executive shall be reimbursed for expenses attributable to the business use of his cell phone;

In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs from time to time for which senior executive employees of the Company and its Affiliates are generally eligible.”

Section 3(d), (e) and (g) of the Agreement shall be replaced in its entirety with “Intentionally Left Blank”.

Section 4 (a) of the Agreement shall be amended as follows: “June 30, 2012” in the opening sentence shall be replaced by “June 30, 2016”.

If this Amendment is acceptable, please execute this Amendment in the space set forth below and return an executed copy thereof to the Company.

Sincerely,

FITLIFE BRANDS, INC.

By: /s/ Lewis Jaffe

Name: Lewis Jaffe

Title: Chairman

ACCEPTED AND AGREED TO:

JOHN WILSON

/s/ John Wilson